EXHIBIT 5.1
January 31, 2006
Breeze-Eastern Corporation
700 Liberty Avenue
Union, New Jersey 07083
Gentlemen:
     You have requested our opinion with respect to 500,000 shares of common stock, $.01 par value per share (the “Shares”), of Breeze-Eastern Corporation, a Delaware corporation (the “Company”), which Shares are to be issued to certain key employees, officers and non-employee directors of the Company pursuant to the terms of the Company’s 2006 Long Term Incentive Plan (the “Plan”). The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     In connection with the foregoing, we have examined (a) the Certificate of Incorporation, as Amended, and the Amended and Restated Bylaws of the Company, (b) the Plan, filed as Annex A to the Company’s Proxy Statement on Form DEF 14A dated June 16, 2006 and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.
     Based upon such examination, we are of the opinion that:
1.	The Company is a corporation organized and validly existing under the laws of the State of Delaware.

2.	The Shares to be sold by the Company have been duly authorized and, when issued and sold pursuant to the Plan, and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Hahn Loeser & Parks LLP
HAHN LOESER & PARKS LLP